Corcept Therapeutics Announces First Quarter 2008 Results

MENLO PARK, CA -- 05/12/2008 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the first quarter ended March 31, 2008.

For the first quarter of 2008, Corcept reported a net loss of $3.9 million, or $0.10 per share, compared to a net loss of $2.5 million, or $0.10 per share, for the first quarter of 2007.

In March 2008, we announced the commencement of our fourth Phase 3 trial, Study 14, evaluating CORLUX® for the treatment of the psychotic features of psychotic depression. This trial is a randomized, double-blinded, placebo-controlled study which will enroll up to 450 patients at approximately 25 sites in the United States. In connection with this study we also announced the signing of an agreement with MedAvante, Inc., a provider of centralized clinical rating services.

The Study 14 protocol incorporates learnings from the three most recently completed Phase 3 trials. In Study 06, Corcept prospectively tested and confirmed that patients whose plasma levels rose above a predetermined threshold statistically separated from both those patients whose plasma levels were below the threshold and those patients who received placebo; this threshold was established from data produced in earlier studies. As expected, patients who took 1200 mg of CORLUX developed higher drug plasma levels than patients who received lower doses. Further, there was no discernable difference in the incidence of adverse events between placebo and any of the three CORLUX dose groups in Study 06. Based on this information, Study 14 will use a CORLUX dose of 1200 mg once per day for seven days. The study's primary endpoint will be a comparison of the number of patients who meet response criteria at both days 7 and 56, as has been used in Corcept's previous studies of psychotic depression. MedAvante's centralized rating services are expected to increase the accuracy and consistency of the psychiatric assessments. A review of past studies has also led to refinement of clinical site selection.

On May 1, 2008, we announced that our lead selective GR-II antagonist, CORT 108297, produced promising results in a human microdosing study. CORT 108297 is a non-steroidal, potent, competitive antagonist at the GR-II (cortisol) receptor. In in vitro binding affinity and functional assays it does not have affinity for the PR (progesterone), ER (estrogen), AR (androgen) or GR-I (mineralocorticoid) receptors. The compound was extremely well absorbed, demonstrated good bioavailability and had a half-life that appears compatible with once-a-day oral dosing.

During the first quarter of 2008, Corcept completed two financing transactions:

--  On March 25, 2008, we sold approximately 8.9 million shares of common stock and warrants to purchase approximately 4.5 million additional shares in a private transaction that generated approximately $25 million in net proceeds, after deducting costs of issuance. This financing was led by a new investor, Longitude Capital. Paperboy Ventures LLC, Sutter Hill
    Ventures and Alta Partners, LLP, all of which are significant shareholders in Corcept, as well as various entities and individuals related to these firms and other accredited investors, including entities affiliated with members of the board of directors also invested. Patrick Enright of
    Longitude Capital was named to the Board of Directors as of April 1, 2008.
    The registration statement covering these shares was filed with the SEC on
    April 12, 2008.

--  In addition, on March 25, 2008, the Company entered into a Committed
    Equity Financing Facility (CEFF) with Kingsbridge Capital Limited
    (Kingsbridge), a private investment group. Under the terms of the agreement, Kingsbridge has committed to provide up to $60 million of capital through the purchase of newly-issued shares of the Company's common stock during the three years after the resale registration statement related to the CEFF securities has been declared effective by the
    Securities and Exchange Commission. The registration statement covering these shares was filed with the SEC on April 14, 2008. Under the terms of the agreement, the exact timing and amount of any CEFF financings will be determined solely by the Company, subject to certain conditions. Under
    NASDAQ rules, the Company will be able to sell up to a maximum of approximately 9.6 million shares pursuant to this agreement. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of the Company's stock during the pricing periods of each sale.

"These financing transactions provide the resources necessary for us to enroll patients in our Phase 3 clinical studies for our lead product, CORLUX, for the treatment of the psychotic features of psychotic depression and for the treatment of Cushing's Syndrome, to conduct our studies in the management of antipsychotic weight gain and to accelerate the development of our selective GR-II antagonists," remarked Joseph K. Belanoff, M.D., Chief Executive Officer of the Company. In regard to the results of the microdosing study, Dr. Belanoff commented, "There is increasing evidence that excess cortisol may play a role in the pathogenesis of several important metabolic diseases including diabetes, obesity and hypertension, in addition to Cushing's Syndrome and psychiatric illnesses. A selective cortisol antagonist will have clear advantages should it be demonstrated that cortisol receptor blockade has clinical utility. Separating antagonist activity at the cortisol receptor from the progesterone receptor is a significant achievement in medicinal chemistry."

In commenting on the clinical program, Dr. Robert L. Roe, the Company's President, said, "We believe that CORLUX has the potential to provide an important therapeutic benefit for patients with psychotic depression and for patients with Cushing's Syndrome. Our new Phase 3 clinical trial in psychotic depression has been designed to incorporate the learnings from our earlier Phase 3 trials and thereby optimize the potential for CORLUX to demonstrate a rapid and sustained reduction in psychotic symptoms. We have initiated sites and have begun to enroll patients in this study. We have also initiated sites and are screening patients for enrollment into our Phase 3 pivotal study of CORLUX for the treatment of endogenous Cushing's Syndrome. We were pleased to have received Orphan Drug Designation for CORLUX for the treatment of Cushing's Syndrome, a rare but severe disorder that can affect every organ system in the body and can be lethal if not treated effectively. Because this syndrome affects only an estimated 10 to 15 of every one million people, identification and enrollment of the 50 patients for the study is anticipated to be an extended process."

As of March 31, 2008, Corcept had cash, cash equivalents and marketable securities of $31.8 million. The total cash used in the company's operating activities for the first quarter of 2008 was $4.5 million.

Total operating expenses increased to $4.1 million for the first quarter of 2008, from $2.7 million for the same period in 2007. In the first quarter of 2008, research and development expenses increased to $2.9 million from $1.6 million in the first quarter of 2007. This increase in research and development expenses was due to increases in the research program related to the study of new selective GR-II antagonists and changes in the development program for CORLUX as the costs associated with commencement of new Phase 3 trials for the treatment of the psychotic features of psychotic depression and Cushing's Syndrome and manufacturing development were only partially offset by decreases in the costs associated with the earlier trials completed in 2007.

General and administrative expenses increased to $1.2 million for the first quarter of 2008, from $1.1 million for the same period in 2007, primarily attributable to increases in stock-based compensation expense and cash compensation.

Commenting on Corcept's financial guidance for 2008, Anne LeDoux, Corcept's Vice President and Controller, stated, "Based on the currently planned timeline of our clinical development program and the recent completion of these financing transactions, we expect that net cash used in 2008 will be between $21 million and $25 million."

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Cushing's Syndrome

Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Cushing's Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are affected each year. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonist drugs for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression and Cushing's Syndrome. The Company is also engaged in preparation for clinical trials to evaluate CORLUX for the mitigation of weight gain induced by antipsychotic medications and continued development work on its proprietary, selective GR-II antagonists. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, and its spending plans as well as the amount of funds that may be raised under the CEFF. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the pace of enrollment, cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                    CORCEPT THERAPEUTICS INCORPORATED
                         CONDENSED BALANCE SHEETS
                              (in thousands)

                                                   March 31,   December 31,
                                                      2008         2007
                                                  ------------ ------------
                                                   (Unaudited)    (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                                    $     31,791 $     17,366
  Other current assets                                     561          290
                                                  ------------ ------------
    Total current assets                                32,352       17,656

Other assets                                                85           88
                                                  ------------ ------------
    Total assets                                  $     32,437 $     17,744
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                $        878 $      1,115
  Other current liabilities                              1,431        1,879
                                                  ------------ ------------
    Total current liabilities                            2,309        2,994
Capital lease obligation, long-term portion                 14           16

Total stockholders' equity                              30,114       14,734
                                                  ------------ ------------

  Total liabilities and stockholders' equity      $     32,437 $     17,744
                                                  ============ ============

Note:  Derived from audited financial statements at that date.

                    CORCEPT THERAPEUTICS INCORPORATED
                          STATEMENT OF OPERATIONS
                 (in thousands, except per share amounts)

                                                   For the Three Months
                                                      Ended March 31,
                                                  ------------------------
                                                      2008         2007
                                                  (Unaudited)  (Unaudited)

Collaboration revenue                             $        --  $       108
                                                  -----------  -----------

Operating expenses:
  Research and development*                             2,850        1,601
  General and administrative*                           1,233        1,135
                                                  -----------  -----------
    Total operating expenses                            4,083        2,736
                                                  -----------  -----------

Loss from operations                                   (4,083)      (2,628)
                                                  -----------  -----------

Interest and other income, net                            157           96
Other expense                                              (4)          (3)
                                                  -----------  -----------
    Net loss                                      $    (3,930) $    (2,535)
                                                  ===========  ===========

Basic and diluted net loss per share              $     (0.10) $     (0.10)
                                                  ===========  ===========
Shares used in computing basic and diluted net
 loss per share                                        40,235       25,932
                                                  ===========  ===========

*Includes non-cash stock-based compensation of
 the following:
  Research and development                        $        64  $        29
  General and administrative                              350          221
                                                  -----------  -----------
    Total non-cash stock-based compensation       $       414  $       250
                                                  ===========  ===========

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com